Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ALNYLAM PHARMACEUTICALS, INC.
    Alnylam Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:
1.Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Restated Certificate of Incorporation of the Corporation (the “Certificate”).
2.This amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL.
3.The Certificate is hereby amended as follows:
Article SEVENTH is hereby amended and restated in its entirety to read as set forth below:
“SEVENTH: No director or Officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability (a) for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) of a director under Section 174 of the DGCL, (d) for any transaction from which the director or Officer derived an improper personal benefit or (e) of an Officer in any action by or in the right of the Corporation. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or Officers, then the liability of a director or Officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Solely for the purposes of this Article SEVENTH, “Officer” shall mean a person who, at the time of the act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL. No amendment to or repeal or elimination of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director or Officer of the Corporation for or with respect to any acts or omissions of such director or Officer occurring prior to such amendment, repeal or elimination.”
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    IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Restated Certificate of Incorporation as of May 8, 2025.

                        ALNYLAM PHARMACEUTICALS, INC.

                        /s/ Yvonne L. Greenstreet, M.D.
                        Name: Yvonne L. Greenstreet, M.D.
                        Title: Chief Executive Officer